Exhibit 10.1

This PREFERRED STOCK CONVERSION AGREEMENT (this “Agreement”) dated as of June 8, 2020, among The Providence Service Corporation (the “Company”) on the one hand and Coliseum Capital Partners, L.P. (“CCP”), Coliseum Capital Partners II, L.P. (“CCP2”), Coliseum Capital Co-Invest, L.P. (“CCC”) and Blackwell Partners LLC – Series A (“Blackwell”, each a “Preferred Stockholder” and collectively, the “Preferred Stockholders”) and CCP, CCP2 and Blackwell (each a “Common Stockholder” and collectively, the “Common Stockholders” and the Common Stockholders together with the Preferred Stockholders, the “Holders” and each a “Holder”).

WHEREAS, the Holders collectively own (x) 765,916 shares (the “Preferred Shares”) of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”) representing approximately 96.5% of the outstanding Series A Preferred Stock and (y) 869,091 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, the Company has requested that the Preferred Stockholders agree to convert certain of their shares of Series A Preferred Stock and the Preferred Stockholders have agreed to do so, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants contained herein, the parties hereby agree as follows:

1.     Initial Conversion of Preferred Stock. Subject to the terms of this Agreement, at the Initial Conversion Closing (as defined below):

(a)     the Company shall repurchase and acquire from the Preferred Stockholders, and each of the Preferred Stockholders shall sell, assign, deliver and convey to the Company, the shares of Series A Preferred Stock listed next to such Preferred Stockholder’s name on Schedule 1 to this Agreement (the “Initial Cash Exchange Preferred Shares”) representing 369,120 shares of Series A Preferred Stock in the aggregate in exchange for (i) a cash amount equal to $209.88 per Initial Cash Exchange Preferred Share plus (ii) a cash amount equal to accrued but unpaid dividends on the Initial Cash Exchange Preferred Shares through the day prior to the Initial Conversion Closing ((i) and (ii) together, the “Cash Exchange Price”); and

(b)     the Preferred Stockholders shall convert the shares of Series A Preferred Stock listed next to such Preferred Stockholder’s name on Schedule 2 to this Agreement (the “Initial Share Conversion Preferred Shares”) representing 369,120 shares of Series A Preferred Stock in the aggregate in exchange for (i) 2.5075 shares of Common Stock per Initial Share Conversion Preferred Share (the “Share Issuance Amount”) plus (ii) a cash payment equal to accrued but unpaid dividends on the Initial Share Conversion Preferred Shares through the day prior to the Initial Conversion Closing plus (iii) a cash payment per Initial Share Conversion Preferred Share of $8.82 ((i), (ii) and (iii) together, the “Share Conversion Consideration”, and together with the Cash Exchange Price, the “Conversion Price”).

The Conversion Price, as applicable, shall be paid in full satisfaction of all obligations of the Company to the Preferred Stockholders with respect to the Initial Cash Exchange Preferred Shares and the Initial Share Conversion Preferred Shares (including, in each case, pursuant to the Certificate of Designations of Series A Convertible Preferred Stock, Par Value $0.001 Per Share, of the Company (the “COD”)). The transactions contemplated by clauses (a) and (b) of this Section 1 are referred to in this Agreement as the “Conversion”. Notwithstanding the foregoing, no fractional shares of Common Stock will be issued in connection with the Conversion, and any Preferred Stockholder otherwise entitled to receive a fractional share of Common Stock pursuant to Section 1(b) shall receive, in lieu thereof, cash in an amount equal to such fractional amount multiplied by the volume weighted average of the trading price of the Common Stock on each of the five (5) consecutive trading days ending on (and including) the day prior to the Initial Closing Date.

2.     Closing.

(a)     The Conversion of the Initial Cash Exchange Preferred Shares and the Initial Share Conversion Preferred Shares shall take place at a closing (the “Initial Conversion Closing”) at the offices of Gibson, Dunn & Crutcher, LLP at 200 Park Avenue, New York, New York on June 11, 2020 or such other date as each of the parties hereto agrees in writing. The date on which the Initial Conversion Closing actually occurs is referred to as the “Initial Closing Date”.

(b)     At the Initial Conversion Closing: (i) the Preferred Stockholders shall either, as applicable, (A) with respect to uncertificated or book-entry shares of Series A Preferred Stock, take such action as may reasonably be necessary to have the Company’s transfer agent record the transfer of the Initial Cash Exchange Preferred Shares and the Initial Share Conversion Preferred Shares in the Company’s share registry or (B) with respect to any certificated shares of Series A Preferred Stock, deliver and surrender (or cause to be delivered and surrendered) to the Company certificates representing all of the Initial Cash Exchange Preferred Shares and the Initial Share Conversion Preferred Shares, duly endorsed in blank; and (ii) subject to receipt by the Company of the certificates described in clause (i)(B) above, if applicable, the Company shall (x) deliver to each of the Preferred Stockholders an amount in cash equal to the sum of (A) the Cash Exchange Price multiplied by the number of Initial Cash Exchange Preferred Shares being sold to the Company by the applicable Preferred Stockholder, (B) the accrued but unpaid dividends through the day prior to the Initial Conversion Closing payable with respect to Initial Share Conversion Preferred Shares being converted by the applicable Preferred Stockholder, (C) the cash payment set forth in Section 1(b)(iii), and (D) the amount, if any, of cash in lieu of fractional shares of Common Stock payable to the applicable Preferred Stockholder pursuant to Section 1 of this Agreement and (y) issue to each of the Preferred Stockholders that number of shares of Common Stock equal to the Share Issuance Amount multiplied by the number of Initial Share Conversion Preferred Shares being sold to the Company by the applicable Preferred Stockholder. The cash payable to each Preferred Stockholder pursuant to Section 2(b)(ii) shall be paid by check or wire transfer in immediately available funds to a bank account designated by the Preferred Stockholders prior to the Initial Closing Date. The payment of the Conversion Price shall be subject to any deduction or withholding (tax or otherwise) required under any applicable law, and any amounts so deducted or withheld shall be treated for all purposes under this Agreement as having been paid to the applicable Preferred Stockholder by the Company. At the Initial Conversion Closing, each Preferred Stockholder will deliver to the Company duly signed W-8 or W-9 forms, as the case may be.

3.     Representations and Warranties of the Holders. Each Holder represents and warrants to the Company as to itself as follows as of the date hereof and as of the Initial Closing Date:

(a)     Such Holder is the legal and beneficial owner of the aggregate number of Preferred Shares and shares of Common Stock listed next to such Holder’s name on Schedule 3 to this Agreement as of the date hereof. Such Holder owns such Preferred Shares and shares of Common Stock outright and free and clear of any options, contracts, agreements, liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind, or other encumbrances.

(b)     Assuming the accuracy of the representations and warranties set forth in Section 4(b), following the Initial Conversion Closing, such Holder will be the legal and beneficial owner of the aggregate number of Preferred Shares (the “Remainder Preferred Shares”) and shares of Common Stock (the “Post-Initial Conversion Common Shares”) listed next to such Holder’s name on Schedule 4 to this Agreement as of the date hereof.

(c)     Such Preferred Stockholder has all requisite power and authority to sell and transfer the Initial Cash Exchange Preferred Shares and the Initial Share Conversion Preferred Shares to the Company in the manner provided herein.

(d)     Such Holder has sole or shared with other Holders, and otherwise unrestricted, voting power with respect to the Preferred Shares and shares of Common Stock listed next to such Holder’s name on Schedule 3 to this Agreement, and none of such Preferred Shares or shares of Common Stock is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of such shares, except as contemplated by this Agreement.

(e)     Such Holder has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and has obtained all required consents or approvals necessary for the execution, delivery and performance by it of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Holder, and constitutes its valid and binding obligation enforceable in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors’ rights generally or by general principles of equity and public policy).

(f)     No affiliate of such Holder other than the Holders party to this Agreement holds any securities of the Company; provided, however, that this clause (f) shall not apply to Blackwell.

(g)     Such Preferred Stockholder has had an opportunity to review with the Preferred Stockholder’s tax advisers the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. Such Preferred Stockholder is relying solely on such advisers and not on any statements or representations of the Company or any of its agents. Such Preferred Stockholder understands that the Preferred Stockholder (and not the Company) shall be responsible for the Preferred Stockholder’s tax liability and any related interest and penalties imposed by a taxing authority on the Preferred Stockholders that may arise as a result of the transactions contemplated by this Agreement.

(h)     Such Holder is a sophisticated shareholder and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated hereby and has independently and without reliance upon the Company and based on such information as such Holder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Holder acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

4.     Representations and Warranties of the Company. The Company represents and warrants to the Holders as follows as of the date hereof and as of the Initial Closing Date:

(a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)     All shares of Common Stock to be issued to the Preferred Stockholders pursuant to this Agreement shall be duly authorized, validly issued, fully paid, and non-assessable when issued.

(c)     The Company has the corporate power and authority to (i) enter into this Agreement and to perform its obligations hereunder and (ii) subject to receipt of the requisite stockholder approval, execute and file the COD Amendment (as defined below) and perform its obligations thereunder. This Agreement constitutes the valid and binding obligation of the Company enforceable in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors’ rights generally or by general principles of equity and public policy).

(d)     The consummation by the Company of the transactions contemplated by this Agreement and subject to receipt of the requisite stockholder approval, the execution and filing of the COD Amendment do not (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws (each as defined below); or (ii) violate any applicable law binding on the Company, including, without limitation, Section 160 of the General Corporation Law of the State of Delaware.

(e)     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on the part of the Company. The Board of Directors of the Company (the “Board”) at a meeting duly called and held, has adopted resolutions: (i) approving and declaring advisable this Agreement and the transactions contemplated hereby; (ii) approving and declaring advisable the COD Amendment; (iii) determining that this Agreement and the COD Amendment are in the best interests of the Company and its stockholders; (iv) directing the COD Amendment be submitted to the stockholders of the Company for approval and adoption; and (v) recommending the approval and adoption of the COD Amendment to the stockholders of the Company, which resolutions have not been rescinded, modified, or withdrawn as of the date of this Agreement or as of the Initial Closing Date.

5.     Transfers. Each of the Holders shall not, until October 6, 2020 (the “Initial Lock-up Period”), directly or indirectly, sell, assign, pledge, encumber, convert, exchange, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise) (a “Transfer”) any of its shares of Common Stock. Upon the expiration of the Initial Lock-up Period, the Holders may, in the aggregate, Transfer up to 448,665 shares of Common Stock, (in each case subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization) during each of (a) the period between the end of the Initial Lock-Up Period and December 31, 2020, (b) the period between January 1, 2021 and March 31, 2021, plus the Excess Shares (if any), (c) the period between April 1, 2021 and June 30, 2021, plus the Excess Shares (if any), and (d) the period between July 1, 2021 and September 30, 2021, plus the Excess Shares (if any), in each case subject to applicable law. The term “Excess Shares” means a number of shares of Common Stock that could have been Transferred by the Holders, in the aggregate, in the periods beginning after the Initial Lock-up Period (determined on a cumulative basis) but were not Transferred by the Holders.

6.     Proxy Statement; COD Amendment. The Company shall, as promptly as reasonably practicable, in accordance with applicable law and the Company’s Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Common Stock and Series A Preferred Stock (the “Company Stockholders Meeting”) to consider and vote upon the approval of an amendment to the COD in the form attached hereto as Exhibit A (the “COD Amendment”), if required. If required, the Company shall, as promptly as reasonably practicable, and in any event, within forty-five (45) days after the date of this Agreement, prepare and file with the Securities and Exchange Commission a proxy statement on Schedule 14A (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) in preliminary form relating to the Company Stockholders Meeting. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Holders a reasonable opportunity to review and comment thereon, which comments the Company will consider for inclusion in good faith. Subject to the Board’s fiduciary duties, the Board shall (i) recommend at the Company Stockholders Meeting that the holders of shares of Common Stock and Series A Preferred Stock approve the COD Amendment and (ii) use its reasonable best efforts to obtain and solicit such approval. If the COD Amendment is approved at the Company Stockholders Meeting, then the Company shall file the Certificate of Amendment implementing the COD Amendment with the Secretary of State of the State of Delaware; provided, however, that the effective time of the COD Amendment shall be no earlier than the close of business on the fifth (5th) business day following public announcement that the COD Amendment has been approved by the stockholders.

7.     Voting Agreement. The Holders shall appear at the Company Stockholders Meeting (in person or by proxy) and cause the Remainder Preferred Shares and Post-Initial Conversion Common Shares to be counted as present thereat for purposes of calculating a quorum and shall vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Remainder Preferred Shares and Post-Initial Conversion Common Shares that such Holder shall be entitled to so vote: (i) in favor of the COD Amendment; (ii) in favor of any proposal to adjourn or postpone the meeting of the stockholders of the Company to a later date, if there are not sufficient votes for approval of the COD Amendment; and (iii) against any action, proposal, or agreement that would (or would reasonably be expected to) result in the termination of this Agreement ((i) through (iii), the “Covered Proposals”). No Holder shall take or commit or agree to take any action inconsistent with the foregoing.

8.     Irrevocable Proxy. By executing this Agreement, each Holder does hereby appoint Daniel E. Greenleaf and Kathryn Stalmack and each individually, with full power of substitution and resubstitution, as such Holder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Holder’s rights with respect to the Remainder Preferred Shares and Post-Initial Conversion Common Shares, to vote, and to execute written consents with respect to, each of such Remainder Preferred Shares and Post-Initial Conversion Common Shares solely with respect to the matters set forth in Section 7 and Section 9 hereof. Each Holder intends for this proxy to be irrevocable and coupled with an interest hereunder until (x) with respect to the Post-Initial Conversion Common Shares, the business day following the Company Stockholders Meeting (the “Expiration Time”) and (y) with respect to the Remainder Preferred Shares, until the date that no Series A Preferred Stock is outstanding. Each Holder affirms that the irrevocable proxy is given to the Company by such Holder to secure the performance of the duties of such Holder under this Agreement. Each Holder shall not to grant any subsequent proxies to, or enter into any agreement with, any person or entity to vote or give voting instructions with respect to the Post-Initial Conversion Common Shares and the Remainder Preferred Shares in any manner inconsistent with the terms of this irrevocable proxy until after the Expiration Time or the date that no Series A Preferred Stock is outstanding, as applicable. Notwithstanding anything contained herein to the contrary, this irrevocable proxy (1) with respect to the Post-Initial Conversion Common Shares shall automatically terminate upon the Expiration Time and (2) with respect to the Remainder Preferred Shares shall automatically terminate on the date that no Series A Preferred Stock is outstanding. Except for the proxy granted by each Holder in connection with the 2020 Annual Meeting of Stockholders of the Company to be held on June 16, 2020, each Holder hereby revokes any proxies or powers of attorney previously granted with respect to the Series A Preferred Stock and the Common Stock to the extent necessary to grant the proxy included in this Section 8 with respect to the Covered Proposals and matters related thereto and matters set out in Section 9 hereof, and represents that none of such previously granted proxies or powers of attorney is irrevocable; provided, however, that no proxy or power of attorney from Blackwell to Coliseum Capital Management, LLC (“CCM”), or any of its affiliates relating to the Series A Preferred Stock or the Common Stock shall be revoked. The Company may terminate this proxy with respect to a Holder at any time in its sole discretion by written notice provided to such Holder.

9.     Preferred Stockholder Approvals. If the COD Amendment is not approved at the Company Stockholders Meeting or any adjournment, continuation or postponement thereof, then, from the date of the Company Stockholders Meeting until the date that no Series A Preferred Stock is outstanding(the “Preferred Voting Period”), the Preferred Stockholders shall with respect to any action requiring a separate vote of the holders of the Series A Preferred Stock pursuant to Section 5(b)(i) (other than (i) any change, amendment, alteration, or repeal (including as a result of a merger, consolidation, or other extraordinary transaction) of any provision of the Certificate of Incorporation (including the COD) that adversely affects any of the economic rights, economic powers, and economic preferences of the Series A Preferred Stock, including, without limitation, dividend rights, rights upon liquidation, dissolution, or winding up of the Company (including the Liquidation Preference and rights upon any Deemed Liquidation Event (as defined in the COD)), conversion rights (including adjustment provisions relating to conversion), redemption rights, and voting rights under Section 5(a) of the COD), and (ii) any change, amendment, alteration, or repeal (including as a result of a merger, consolidation, or other similar extraordinary transaction) of Section 5(b) of the COD in a manner that would alter the right of the Preferred Stockholders to vote on any matter for which they have retained the ability to vote in their discretion (and not as directed by the Board) pursuant to this Section 9), (ii), (iii), (iv), or (vii) or Section 5(c) of the COD, vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Remainder Preferred Shares, as requested by the Board (acting through the members of the Board unaffiliated with any of the Preferred Stockholders).

10.     No Transfers, Conversions or Redemptions.

(a)     Other than pursuant to this Agreement, following the execution hereof and until the earliest of (a) the effectiveness of the COD Amendment, (b) the termination of this Agreement pursuant to Section 11 and (c) the date that no shares of Series A Preferred Stock held by anyone other than the Preferred Stockholders remain outstanding each of the Preferred Stockholders shall not and shall cause its affiliates not to (i) Transfer any of the Remainder Preferred Shares, (ii) exercise its right to convert the Remainder Preferred Shares into shares of Common Stock pursuant to Section 6 of the COD or (iii) exercise its right to redeem the Preferred Shares pursuant to Section 7 of the COD; provided, however, that (x) the Preferred Stockholders shall have the right to Transfer Remainder Preferred Shares to affiliates that, execute a written joinder and become subject to and bound by the terms of this Agreement as Preferred Stockholders with respect to such Remainder Preferred Shares, including all affiliates of CCM, the principals of CCM, and each other investment fund or managed account managed by CCM or any of its affiliates, and (y) the Preferred Stockholders shall at any time have the right to Transfer Remainder Preferred Shares (including through conversion pursuant to Section 6 of the COD); provided, that, after giving effect to each such Transfer or conversion, Remainder Preferred Shares owned by the Preferred Stockholders constitute not less than a majority of all outstanding Series A Preferred Stock of the Company.

(b)     If, following the date hereof and prior to the effectiveness of the COD Amendment, the Company exercises its optional conversion right pursuant to Section 6(b) of the COD, the Company shall, immediately prior to the Corporation Conversion (as defined in the COD), repurchase each of the Remainder Preferred Shares from the Preferred Stockholders for (i) a cash amount equal to $209.88 per Remainder Preferred Share plus (ii) a cash amount equal to accrued but unpaid dividends on the Remainder Preferred Shares through the day prior to the Corporation Conversion Date (as defined in the COD), subject to applicable law.

11.     Termination. This Agreement shall terminate automatically and shall have no further force and effect as of the later of (i) termination of the Preferred Voting Period and (ii) termination of the Transfer restrictions contained in Section 5 hereof, unless otherwise mutual agreed pursuant to a written agreement executed by the parties hereto; provided, however, that if the Initial Conversion Closing does not occur by June 15, 2020 (other than by reason of a breach by the Preferred Stockholders of this Agreement), the Holders shall have the option in their sole discretion to terminate this Agreement by written notice to the Company. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, that (i) such termination or expiration shall not relieve any party from liability for any willful and material breach of this Agreement prior to termination or expiration thereof, and (ii) notwithstanding anything to the contrary in this Agreement, this Section 11 and Sections 13 through 23, shall survive the termination of this Agreement and remain in full force and effect.

12.     Organizational Documents Waiver. The execution and delivery of this Agreement by the Company and the Holders shall constitute the express waiver by the Holders of any right, notice, consent, entitlement or other procedural requirement under the Certificate of Incorporation, the Bylaws and the COD, in each case, that may be applicable to, and inconsistent with, the transactions contemplated by this Agreement.

13.     Blackwell. This Agreement and all provisions hereof, including without limitation any representation or warranty by Blackwell with respect to the Series A Preferred Stock or Common Stock, restrictions on transfer, and the obligation to vote (or cause to vote) shares of Series A Preferred Stock or Common Stock, shall apply to Blackwell only with respect to shares of Series A Preferred Stock and Common Stock shown as owned by Blackwell as set forth on Schedule 3 or Schedule 4, as applicable, which shares are subject to an investment management agreement between Blackwell and Coliseum Capital Management, LLC, and shall not apply in any respect to shares of Series A Preferred Stock or Common Stock or other equity securities of the Company otherwise held by Blackwell from time to time and which are not set forth on Schedule 3 or Schedule 4, as applicable.

14.     Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a business day by electronic mail before 5:00 p.m. (recipient’s time) on the day sent by electronic mail, on the date on which receipt is confirmed; (c) if sent by electronic mail on a day other than a business day, or if sent by electronic mail after 5:00 p.m. (recipient’s time) on the day sent by electronic mail, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two (2) business days after being delivered to such courier, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

If to the Holders, to:

Coliseum Capital Management, LLC

105 Rowayton Avenue

Rowayton, CT 06853

Attention: Adam Gray; Christopher Shackelton; and Chivonne Cassar

Email: agray@coliseumpartners.com; chris@coliseumpartners.com; ccassar@coliseumpartners.com with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Barry Brooks

Email: barrybrooks@paulhastings.com

If to the Company, to:

The Providence Service Corporation

1275 Peachtree Street, Sixth Floor

Atlanta, Georgia 30309

Attention: Kathryn Stalmack

Email: kathryn.stalmack@logisticare.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Sean P. Griffiths

Email: SGriffiths@gibsondunn.com

15.     Governing Law; Venue. All terms of and rights under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Any legal action or proceeding arising out of or relating to this Agreement brought by any party against any other party shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if subject matter jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. No party shall commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and no party shall assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

16.     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.     Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.

18.     Severability. If any term of this Agreement is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms (or parts thereof) set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein (or parts thereof) set forth will be deemed dependent upon any other such term unless so expressed herein.

19.     Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any other party, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement (without requirement to post a bond therefor). The parties acknowledge and agree that irrevocable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.

20.     Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.

21.     Assignment; Binding Effect. This Agreement shall not be assigned by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

22.     Amendment; Waiver. Any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance) only with the prior written consent of the Company (acting through the members of the Board unaffiliated with any of the Preferred Stockholders) and each of the Holders.

23.     Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart to this Agreement.

[The remainder of this page has intentionally been left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement with the intent that it be effective on the date first above written.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Daniel E. Greenleaf
Name: Daniel E. Greenleaf
Title: President & CEO

COLISEUM CAPITAL PARTNERS, L.P.

By: Coliseum Capital, LLC, its general partner

By:	/s/ Christopher Shackelton
Name: Christopher Shackelton
Title: Manager

COLISEUM CAPITAL PARTNERS II, L.P.

By: Coliseum Capital, LLC, its general partner

By:	/s/ Christopher Shackelton
Name: Christopher Shackelton
Title: Manager

COLISEUM CAPITAL CO-INVEST, L.P.

By: Coliseum Capital, LLC, its general partner

By:	/s/ Christopher Shackelton
Name: Christopher Shackelton
Title: Manager

BLACKWELL PARTNERS LLC – SERIES A

By: Coliseum Capital Management, LLC – Attorney-in-Fact

By:	/s/ Christopher Shackelton
Name: Christopher Shackelton
Title: Managing Partner

SCHEDULE 1

Name of Holder	Initial Cash Exchange Preferred Shares
Coliseum Capital Partners, L.P.	198,405.00
Coliseum Capital Partners II, L.P.	32,385.00
Blackwell Partners LLC - Series A	37,591.00
Coliseum Capital Co-Invest, L.P.	100,739.00
Total:	369,120.00

SCHEDULE 2

Name of Holder	Initial Share Conversion Preferred Shares
Coliseum Capital Partners, L.P.	198,406.00
Coliseum Capital Partners II, L.P.	32,385.00
Blackwell Partners LLC - Series A	37,590.00
Coliseum Capital Co-Invest, L.P.	100,739.00
Total:	369,120.00

SCHEDULE 3

Name of Holder	Number of shares of Series A Preferred Stock	Number of shares of Common Stock
Coliseum Capital Partners, L.P.	411,688	380,292
Coliseum Capital Partners II, L.P.	67,198	180,095
Blackwell Partners LLC - Series A	77,999	308,704
Coliseum Capital Co-Invest, L.P.	209,031	0
Total:	765,916	869,091

SCHEDULE 4

Name of Holder	Remainder Preferred Shares	Post-Initial Conversion Common Shares
Coliseum Capital Partners, L.P.	14,877.00	877,795.00
Coliseum Capital Partners II, L.P.	2,428.00	261,300.00
Blackwell Partners LLC - Series A	2,818.00	402,960.00
Coliseum Capital Co-Invest, L.P.	7,553.00	252,603.00
Total:	27,676.00	1,794,658.00

EXHIBIT A

FORM OF

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.001 PER SHARE,
OF
THE PROVIDENCE SERVICE CORPORATION

The Providence Service Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The Corporation’s Certificate of Designations of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Certificate of Designations”), which was filed with the Secretary of State of the State of Delaware on February 6, 2015, is hereby amended to add the following new Section 18 thereto:

Section 18. Redemption.

(a) Redemption at the Option of the Corporation Following Approval. Notwithstanding anything to the contrary set forth herein, immediately following the effectiveness of the Certificate of Amendment containing this sentence (the “Redemption Date”), without any further action on the part of the Corporation or any stockholder thereof, each share of Series A Preferred Stock shall be redeemed, to the fullest extent permitted by law, for an amount in cash equal to $209.88 (plus any accrued but unpaid dividends as of the day prior to the Redemption Date on such share) (the “Redemption Price”), in each case in accordance with the terms and conditions set forth in this Section 18.

(b) Notice of Redemption. As promptly as practicable following the approval of the Amendment contained in the Certificate of Amendment containing this sentence, the Corporation shall give notice (or cause notice to be given) to each holder of Series A Preferred Stock of the redemption on the Redemption Date of such holder’s shares of Series A Preferred Stock, which notice may include a letter of transmittal in such form as the Corporation determines appropriate for the surrender of the certificate(s) representing the shares of Series A Preferred Stock redeemed pursuant to this Section 18. Such notice shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock at their respective last addresses appearing on the books of the Corporation. Any notice mailed as provided in this Section 18(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock subject to redemption as provided in Section 18(a) hereof shall not affect the validity or effectiveness of the redemption of such holder’s shares of Series A Preferred Stock or of any other shares of Series A Preferred Stock so redeemed. Each notice of redemption given to a holder shall state the place or places where certificates representing shares of Series A Preferred Stock redeemed pursuant to Section 18(a) hereof are to be surrendered in exchange for payment of cash in an amount equal to the sum of the aggregate Redemption Price for such shares of Series A Preferred Stock. If the certificate(s) representing any shares of Series A Preferred Stock are alleged to have been lost, stolen or destroyed, the holder thereof shall surrender, in lieu of such certificate(s), an affidavit that such certificate(s) have been lost, stolen or destroyed and an indemnity or bond in an amount the Corporation determines to be sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate(s).

(c) Effectiveness of Redemption. Section 7(e) shall apply to all shares of Series A Preferred Stock redeemed pursuant to Section 18(a) hereof.

SECOND: The foregoing amendment was duly adopted by (i) the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and (ii) the affirmative vote of holders representing not less than (a) a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon and (b) a majority of the outstanding shares of Series A Preferred Stock, in each case, in accordance with Section 242 of the General Corporation Law of the State of Delaware and the Series A Certificate of Designations.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed this Certificate of Amendment this ___ day of _____________, 2020.

THE PROVIDENCE SERVICE CORPORATION

By:
Name:
Title:

2